Volt Information Sciences Announces New Financing Agreement
with DZ BANK AG

NEW YORK, January 29, 2018 - Volt Information Sciences, Inc. (“Volt” or the “Company”) (NYSE-AMERICAN:VISI) today announced that as of January 25, 2018, the Company has entered into a long-term accounts receivable securitization program with DZ BANK AG Deutsche Zentral-Genossenschaftsbank (“DZ Bank”) and exited its financing relationship with PNC Bank.

Under the terms of the new agreement, DZ Bank will provide a two-year, $115 million facility which permits borrowings until January 25, 2020. The Company expects to save approximately $1.5 million over the term of the program, driven by reduced borrowing costs as compared to its previous agreement.

Commenting on Volt’s new financing arrangement, Michael Dean, President and CEO, said, “We are pleased to have closed this financing transaction with DZ Bank.  With $115 million of funding capacity, the new agreement better aligns the Company’s current financing requirements with our strategic initiatives and reduces our overall borrowing costs. In addition to better pricing, the new facility has less restrictive financial covenants and  few restrictions on use of proceeds, which will improve available liquidity and allow us to continue to advance our capital allocation plan. Overall, the new financing program greatly enhances our financial flexibility and debt maturity profile, while providing the Company with additional resources to execute our business strategy.”

Information concerning the completion of this transaction was filed by Volt today with the Securities and Exchange Commission and can be obtained at www.sec.gov or the ‘Investors’ section of Volt’s website at www.volt.com.

About Volt Information Sciences, Inc.
Volt Information Sciences, Inc. is a global provider of staffing services (traditional time and materials-based as well as project-based) and managed staffing service programs. Our staffing services consists of workforce solutions that include providing contingent workers, personnel recruitment services, and managed services programs supporting primarily professional administration, technical, information technology, light-industrial and engineering positions. Our managed staffing service programs involves managing the procurement and on-boarding of contingent workers from multiple providers. Our complementary businesses offer customer care call centers, customized talent and supplier management solutions to a diverse client base. Volt services global industries including aerospace, automotive, banking and finance, consumer electronics, information technology, insurance, life sciences, manufacturing, media and entertainment, pharmaceutical, software, telecommunications, transportation, and utilities. For more information, visit www.volt.com.

Forward-Looking Statements
This press release contains forward-looking statements that are subject to a number of known and unknown risks, including, among others, market interest rates, the Company’s future levels of borrowing, its ability to comply with the covenants in its financing agreements, and its general financial performance, that could cause actual results, performance and achievements to differ materially from those described or implied in the forward-looking statements.

Information concerning these and other factors that could cause actual results to differ materially from those in the forward-looking statements are contained in company reports filed with the Securities and Exchange Commission.  Copies of the Company’s latest Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q, as filed with the Securities and Exchange Commission, are available without charge upon request to Volt Information Sciences, Inc., 1133 Avenue of the Americas, New York, New York 10036, Attention: Shareholder Relations. These and other SEC filings by the Company are also available to the public over the Internet at the SEC’s website at http://www.sec.gov and at the Company’s website at http://www.volt.com in the Investor & Governance section.

Investor Contacts:
Volt Information Sciences, Inc.
voltinvest@volt.com

Lasse Glassen
Addo Investor Relations
lglassen@addoir.com
310-829-5400